Exhibit 5.1

Writer’s Direct Dial: (212) 225-2654

E-Mail: dgottlieb@cgsh.com

June 5, 2006

Albany International Corp.

1373 Broadway

Albany, New York 12204

Ladies and Gentlemen:

We have acted as special counsel to Albany International Corp., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, for the registration of (i) $180,000,000 aggregate principal amount of the Company’s 2.25% Convertible Senior Notes due 2026 (the “Notes”) and (ii) the Company’s Class A common stock, $0.01 par value per share, issuable upon conversion of the Notes (the “Common Stock”). The Notes were issued under an Indenture dated as of March 13, 2006 (the “Indenture”).

We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In arriving at the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that any Notes in certificated form issued in exchange for interests in the Notes in global form will conform to the form thereof that we have reviewed and will be duly authenticated in accordance with the terms of the Indenture.

Albany International Corp., p. 2

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. The Notes in global form are, and the Notes in certificated form when exchanged for interests in the Notes in global form in accordance with the terms thereof and of the Indenture will be, the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

2. The shares of Common Stock into which the Notes are convertible at the initial conversion rate have been duly authorized by all necessary corporate action of the Company and have been reserved for issuance upon conversion and, upon issuance thereof on the conversion of the Notes in accordance with the Indenture and the terms of the Notes at conversion prices at or in excess of the par value of such shares of Common Stock, will be validly issued, fully paid and nonassessable.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that each party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the law of the State of New York or the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

The foregoing opinions are limited to the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part of the Registration Statement and any supplement or supplements to such prospectus. By the giving of such consent, we do not admit that we are experts with respect to any part of the Registration Statement, or otherwise, within the meaning of the Rules and Regulations of the Commission.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ David I. Gottlieb
David I. Gottlieb, a Partner